UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2019

EnerSys

(Exact name of registrant as specified in its charter)

Delaware	001-32253	23-3058564
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2366 Bernville Road, Reading, Pennsylvania	19605
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 208-1991

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ENS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01	Entry into a Material Definitive Agreement

On December 11, 2019, EnerSys (the “Company”) issued $300 million in aggregate principal amount of its 4.375% Senior Notes due 2027 (the “Notes”). The Notes were issued pursuant to an indenture among the Company, its subsidiaries named as guarantors therein and MUFG Union Bank, N.A. (the “Trustee”), dated as of April 23, 2015 (the “Base Indenture”), as supplemented by that certain fourth supplemental indenture among the Company, its subsidiaries named as guarantors therein (collectively, the “Guarantors”) and the Trustee, dated as of December 11, 2019 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). A copy of the Fourth Supplemental Indenture is filed herewith as Exhibit 4.1 and is incorporated herein by reference

The Company intends to use the net proceeds from the offering of Notes to repay a portion of the outstanding borrowings under the revolving portion of the Company’s existing senior secured credit facilities (without a reduction in commitment).

The Notes bear interest at a rate of 4.375% per annum accruing from December 11, 2019. Interest is payable semiannually in arrears on June 15 and December 15 of each year, commencing on June 15, 2020. The Notes will mature on December 15, 2027, unless earlier redeemed or repurchased in full. The Notes are unsecured and unsubordinated obligations of the Company. The Notes are fully and unconditionally guaranteed (the “Guarantees”), jointly and severally, by each of the Guarantors. The Guarantees are unsecured and unsubordinated obligations of the Guarantors. A copy of the form of Notes is filed herewith as Exhibit 4.2 and is incorporated herein by reference.

Prior to September 15, 2027, the Company may redeem all or a portion of the Notes at a price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest and a “make whole” premium to, but excluding, the redemption date. On or after September 15, 2027, the Company may redeem all or a portion of the Notes at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the redemption date. If a change of control triggering event occurs, the Company will be required to offer to repurchase the Notes at a price in cash equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of repurchase.

The Indenture includes certain covenants, including limitations on the Company’s and its subsidiaries’ ability to, subject to exceptions, incur liens securing indebtedness, merge, consolidate or sell all or substantially all assets or enter into certain sale and leaseback transactions. The Indenture also provides for customary events of default and further provides that the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the Notes immediately due and payable upon the occurrence and during the continuance of any event of default. In the case of certain events of bankruptcy, insolvency or reorganization, the entire outstanding principal amount of the Notes and any accrued and unpaid interest on the Notes automatically will become immediately due and payable.

The Notes were offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States pursuant to Regulation S under the Securities Act.

A copy of the press release announcing the closing of the offering is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

This report shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation or an Off-Balance Sheet Arrangement of the Registrant

The information required by this Item 2.03 is set forth under Item 1.01 above and is hereby incorporated by reference in response to this Item 2.03.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

4.1	Fourth Supplemental Indenture, dated as of December 11, 2019, among EnerSys, the Guarantors party thereto and MUFG Union Bank, N.A., as Trustee.

4.2	Form of 4.375% Senior Notes due 2027 (included in Exhibit 4.1 hereto).

99.1	Press release, dated December 11, 2019, of EnerSys regarding the closing of the Offering.

104	Cover Page Interactive Data File (embedded within the XBRL file)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnerSys
(Registrant)

Date: December 11, 2019	By:	/s/ Thomas L. O’Neill
Thomas L. O’Neill
Vice President & Treasurer